Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ATHENA TECHNOLOGY ACQUISITION CORP. II

Athena Technology Acquisition Corp. II (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is Athena Technology Acquisition Corp. II.

2. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 2021 (as amended by the Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 13, 2023, the “Amended and Restated Certificate of Incorporation”).

3. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5. The text of Section 4.3(b)(i) of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“(i) Shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on a one-for-one basis (the “Initial Conversion Ratio”) (A) at any time at the election of the holder of such shares of Class B Common Stock and (B) automatically upon the consummation of the initial Business Combination.”

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this 20th day of June, 2023.

/s/ Isabelle Freidheim
Isabelle Freidheim
Chief Executive Officer

[Signature Page to Certificate of Amendment]